Exhibit 99.B(d)(2)(F)(vii)

January 10, 2008

Todd Modic

Directed Services, LLC

1475 E. Dunwoody Drive

Westchester, PA 19380

Dear Mr. Modic:

On Wednesday, January 9, 2008, the Board of Trustees (the “Board”) of ING Investors Trust voted to replace Fidelity Management & Research Company (“FMR”) as Portfolio Manager to ING FMRSM Large Cap Growth Portfolio and ING FMRSM Mid Cap Growth Portfolio (the “Portfolios”), effective January 31, 2008.  Morgan Stanley Investment Management d/b/a Van Kampen will assume portfolio management duties for ING FMRSM Large Cap Growth Portfolio, and ING Investment Management Co. will assume portfolio management duties for ING FMRSM Mid Cap Growth Portfolio, in each case effective January 31, 2008.

In view of the above, the Portfolio Management Agreement (the “Agreement”) with FMR will terminate, with respect to the Portfolios, in accordance with Section 16 of the Agreement, effective January 31, 2008.   We note that this does not affect the Agreement with respect to any other Series subject to the Agreement.

Pursuant to Section 16 of the Agreement, the Agreement may be terminated with respect to the Portfolios at any time, without penalty, by the Board, upon 60 days’ written notice to FMR and Directed Services, LLC (“DSL”).  By signing below, you hereby agree to waive DSL’s right to 60 days’ prior notice of termination, as contemplated under Section 16 of the Agreement.

Very truly yours,

/s/ Theresa K. Kelety
Theresa K. Kelety
Assistant Secretary
ING Investors Trust

ACCEPTED AND AGREED TO:

/s/ Todd Modic
Todd Modic
Vice President, Duly Authorized
Directed Services, LLC

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investors Trust